Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report incorporated by reference in this Registration Statement on Form S-3 (the “Registration Statement”) and to the reference to our firm under the heading “Experts” in the prospectus in the Registration Statement. Our report covering the Company’s consolidated financial statements as of March 31, 2013 and for each of the years in the three-year period then ended contained an explanatory paragraph that stated – “As discussed in note 1 to the consolidated financial statements, the Company adopted new accounting standards related to transfers and servicing of financial assets and consolidation of variable interest entities effective April 1, 2010.”

/s/ KPMG LLP

Los Angeles, California

September 5, 2013